Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-189716 ) pertaining to the Employee Matters Agreement Equity Awards plan of Mallinckrodt plc,

(2)	Registration Statement (Form S-8 No. 333-189712) pertaining to the Mallinckrodt Pharmaceuticals Stock and Incentive Plan of Mallinckrodt plc, and

(3)
Registration Statement (Form S-8 No. 333-189712) pertaining to the Mallinckrodt Pharmaceuticals Employee Stock Purchase Plan and Mallinckrodt Pharmaceuticals Savings Related Share Plan of Mallinckrodt plc;

of our report dated February 28, 2014, with respect to the financial statements and schedule of Cadence Pharmaceuticals, Inc. included in Cadence Pharmaceuticals, Inc. Annual Report (Form 10-K) for the year ended December 31, 2013 incorporated by reference in this Form 8-K/A of Mallinckrodt plc.
/s/ Ernst & Young LLP

San Diego, California
May 16, 2014